EXHIBIT 10.3

[Iron Mountain Incorporated Letterhead]

Contract of Employment

With

Iron Mountain

Marc Duale

Date:

This document and the covering offer letter, together with the ‘General Terms & Conditions of Employment’ contained in Sections 1-3 inclusive of the Staff handbook, comprises the Contract of Employment between Marc Duale and Iron Mountain (UK) Ltd, (hereafter referred to as ‘the company’).

1.  Details of your position

Date of Commencement:	Your employment with the Company commence on or before May 31, 2006.

Job Title:	President, Iron Mountain Europe, but you may be required to carry out any other duties as determined by the management from time to time.

Reporting to:	Bob Brennan, President and Chief Operating Officer, Iron Mountain

Place of work:	Tolley Street, London, but you may be required to work at any other locations as directed by the company.

2.  Remuneration

Salary:                                                                                                                        £350.000.00 per annum

Your salary will be paid into your bank account on the 28th day of each month or the Friday before if the 28th falls on a Saturday and the Monday thereafter if it falls on a Sunday.

Incentive Compensation:                           Plan G

You will be eligible to participate in the Iron Mountain UK Incentive Compensation Plan G. This scheme will give you the opportunity to earn up to 60% of your basic salary, annum and is based upon meeting personal deliverables and the company meeting financial targets.  Iron Mountain will guarantee your pro rata share of eligible incentive compensation for the current 2006 fiscal year ending October 2006.  The President and Chief Operating Officer will discuss and agree on your objectives with you at the start of each relevant period.

The plan will be payable annually, at the end of the second month following the year end, subject to the completion of financial reporting and approval processes. To receive payment, you must be actively employed at the time of payment.  (The Company’s financial year is from November to October each year).

The company reserves the right to review this plan, normally on an annual basis.

Car/Car Allowance:

You have the option of a company car up to a capital value of £60,000.00 or a car allowance up to a maximum of £20,000.00 per year.  If you chose the car allowance, Iron Mountain will also provide a yearly motor insurance supplement, which is currently £650 per annum.  The amount of supplement used will be taxed as a benefit in kind. This supplement may be reviewed by the Company on a yearly basis, in line with market fluctuations for insurance. You also have the option of a fuel card or cash allowance of £2,000.00 per annum. Please refer to the Executive Car

Policy enclosed for full details of terms and conditions.

3.                                      Relocation

The company will pay reasonable and customary charges for the relocation of your family from the United States and France to the United Kingdom.  Further details of the Relocation Program and tax implications will be sent to you under separate cover.

4.                                      Holidays

Your holiday entitlement will be 25 days per annum plus all Bank Holidays. The Company’s annual leave year runs from 1st January to 31st December.

Note that it is a European Health & Safety legislative requirement for employees to take their full entitlement and as such, you may not carry forward unused holiday entitlement to another year. Unearned holiday will be deducted from your final pay.

5.                                      Sickness

In the event of unavoidable absence from work due to sickness, the Company will pay you any Statutory Sick Pay (SSP) entitlement for periods of sickness longer than 3 days in duration. In addition, the Company may pay Company Sick Pay (in full) of up to 6 days per calendar year at the discretion of your Manager. All absence for periods in excess of 7 consecutive days must be covered by a medical certificate.

The Company may request an independent medical report on your health and/or request that you undergo a medical examination if you are absent from work due to illness for more than 4 consecutive weeks, or if you are taking frequent short periods of absence. Please refer to the Company’s Absence Policy for further details.

6.                                      Discretionary Benefits

Pension:

You will be eligible to join the Norwich Union Stakeholder Pension Scheme with immediate effect. It is a contributory scheme and is not contracted out of the State scheme. The Company will contribute 15% of your basic annual salary on the condition that your contribution equates to a minimum of 2.5% of your basic salary.

Life Assurance:

The Company will provide life assurance cover equivalent to 4 times the amount of your basic annual salary from the date you join the Pension Scheme. This cover is subject to joining the pension scheme.

Medical insurance:	You will be eligible to join the Company’s Medical insurance plan through CIGNA. Full family cover (in the UK and the US) will be available upon your start date. Additional details of the plan will be provided to you under separate cover.

Stock Options:

You will be eligible to receive stock options after the Compensation Committee meeting in May. All stock option grants are made at the sole discretion of the Compensation Committee. Upon approval, you will be awarded stock options in the amount of 100,000 shares under the Iron Mountain 2002 Stock Option Plan. The options will be contingent upon you becoming an employee of Iron Mountain.

All aspects of this grant of options will be governed by the Iron Mountain 2002 Stock Incentive Plan. Further, this grant will vest at a rate of 20% of the total grant on each anniversary date of the grant. The first 20% will vest on the first anniversary of the grant.

Full details of the scheme will be sent to you as soon as a grant takes place.

Tax Assistance:	The company will pay reasonable initial costs to access a tax advisor relating to this offer.

7.                                      Termination

Four month’s notice is required by either party. Notice by the employee must be submitted in writing.

The Company may terminate this contract in accordance with statutory requirements and you may be required to work such notice in full or partly.

The Company reserve the option in its absolute discretion to terminate employment by making a payment in lieu of notice. The payment will consist of Twelve months of base pay, benefits and Pension and will be subject to deductions for income tax and National Insurance contributions (NIC) as appropriate. Bonus payments will be at the discretion of the President and Chief Operating Officer. Where a Bonus payment is made this will also be subject to income tax and NIC deductions.

You will at any time upon request, and in any event upon the termination of your employment, return to the Company all company property in your possession or under your control including computer hardware, documents, disks and tapes. On leaving the Company you will also be required to advise your Line Manager of all access codes and passwords within your knowledge, which relate to your employment with the Company.

You hereby authorise the Company to deduct from your pay/final pay any amounts which are owed by you to the Company, including without limitation any overpayments or loans made to you by the Company or losses suffered by the Company as a result of your negligence or breach of Company rules.

8.                                      Conflict of Interest

You should not, directly or indirectly, engage in any other business activity or be concerned in any other business which is similar to or competes with that carried out by the Company.

You must seek written consent from the President and Chief Operating Officer of Iron Mountain before you become involved in a business capacity with any competitor, supplier or customer in circumstances which could be perceived to compromise your position with the Company. You must also inform the President and Chief Operating Officer of Iron Mountain should any of your immediate family members become so involved.

9.                                      Disclosure of Information

You may not disclose to any person or organisation any confidential or proprietary information acquired by you in the course of your employment. This includes any information which the company considers confidential (e.g. business plans, projects, products and processes; or details of its current or prospective customers) and the disclosure of which may damage the interests of the Company or any actual or potential customer.

Where your work involves matters which are confidential or secret to the Company or its customers or involves entering customer premises where security checks are required, you may be required to provide further particulars to the Company or relevant party as the Company may direct in order to undergo the appropriate checks in accordance with the Data Protection Act 1998.

In addition you must also keep confidential at all times any personal data held by the Company to which you may have access.

10.                               Use of Company Facilities

Any company property, data, facilities or resources to which you have access during your employment are available solely for business purposes. You agree that you will not use any such assets or resources or services to which you have access for any other purpose. You are responsible for taking reasonable care of all company property (including data entrusted to you) during your employment.

Access to the Internet is granted to all employees with an appropriate business need. You will be required to adhere to the Company Policy with regard to the use of the IT equipment and systems to which you are given access. Subsequent failure to comply with this policy may result in disciplinary action.

11.                               Policies and Procedures

You must comply at all times with the company’s rules policies and procedures relating to equal opportunities, harassment, health and safety, compliance, external interests and all other rules and procedures introduced by the company from time to time. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this agreement and they can be changed, replaced or withdrawn at any time at the discretion of the company. Breach of any company rules, policies or procedures may result in disciplinary action.

A full copy of the Company’s disciplinary and grievance procedures can be found in the employee handbook.

12.                               Hours of Work

Your contracted hours of work will be 37.5 hours per week, Monday to Friday.  You will normally be required to work between the hours of 9.00am and 5.30pm with one hour for lunch.

You may be required to work occasional periods outside your normal hours where the workload warrants for the satisfactory completion of duties as determined by the needs of the business. Please ensure that if you are agreeable to working in excess of the European limit of 48 per week, that you sign the Individual Agreement to Opt-Out of Weekly Limit on Working Time, as contained within these offer documents.

13.                               Collective Agreements

There are no collective agreements applicable to your employment.

14.                               Variation of Contractual Terms and Conditions.

These terms and conditions which make up your contract of employment as defined above are subject to amendment or variation by the issue of individual or general statements of those changes to be introduced and to be agreed with the employee. The company will give reasonable notice and seek agreement to any such changes.

15.                             Acceptance of Offer

I hereby accept the terms & conditions of employment as contained in this Contract of Employment

Signed:

Name:

Dated: